                           DEALER ASSISTANCE AGREEMENT

              FOR THE SALE OF ADVISOR CLASS SHARES OF THE FAM FUNDS

Ladies and Gentlemen:

     We have entered into a Distribution Agreement with Fenimore Asset Management Trust (the "Trust"), a Massachusetts business trust registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"), in connection with its two separate series, FAM Value Fund and FAM Equity-Income Fund (the "Funds"), pursuant to which we have been appointed distributor and exclusive agent for the sale of shares of the Funds.

     This Dealer Assistance Agreement (the "Agreement") has been adopted pursuant to Rule 12b-1 under the 1940 Act by the Trust on behalf of the Advisor Class Shares of each of the Funds under a Service and Distribution Plan for Advisor Class Shares (the "Plan") adopted pursuant to said Rule. This Agreement, being made between Fenimore Securities, Inc. (the "Distributor") and the undersigned authorized dealer, relates to the services to be provided by the authorized dealer and for which it is entitled to receive payments pursuant to the Plan.

     1. To the extent that you provide distribution assistance and/or account maintenance and personal services in accordance with the Plan and applicable rules of the National Association of Securities Dealers, Inc. (the "NASD") to those of your customers who may from time to time directly or beneficially own Advisor Class Shares of the Funds, we shall pay you a fee periodically.

     2. The fee paid with respect to each applicable Fund will be computed daily and paid quarterly at an annual rate of up to 1.00% of the average net asset value of the Advisor Class Shares of such Fund purchased or acquired (0.25% of such amount being designated as a "service fee" as defined in the applicable rules of the NASD), provided that such shares are owned of record at the close of business on the last business day of the payment period by your firm as nominee for your customers, or are owned on such date by those customers of your firm whose records, as maintained by the Fund or its shareholder servicing agent, designate your firm as the customers' dealer of record or holder of record (the "Subject Shares").

     3. We shall pay you the total of the fees calculated for each respective Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

     4. We reserve the right to withhold payment with respect to the Subject Shares purchased by you and redeemed or repurchased by the Fund or by us as agent within seven (7) business days after the date of our confirmation of such purchase. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

     5. You shall furnish us and the Funds with such information as shall reasonably be requested either by the Trustees of the Funds or by us with respect to the fees paid to you pursuant to this Agreement.

     6. We shall furnish the Trustees of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

     7. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Prospectus for the Funds, and you shall have no authority to act as agent for the Funds or for the Distributor.

     8. We may enter into other similar agreements with any other person without your consent.

     9. You represent that you are a member of the NASD and agree to maintain membership in the NASD. You agree to abide by all the rules and regulations of the Securities and Exchange Commission and the NASD which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Rule 2830 of the NASD Conduct Rules. You shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of any Fund in any state where (i) you are not qualified to act as a dealer or (ii) the shares are not qualified for sale under the Blue Sky laws and regulations for such state, except for states in which they are exempt from qualification. You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency.

     10. This Agreement may be terminated with respect to any Fund at any time without payment of any penalty by the vote of a majority of the Trustees of such Fund who are not interested persons of that Fund (the "Non-interested Trustees") or by a vote of a majority of a Fund's outstanding Advisor Class Shares, on sixty (60) days' written notice. It will be terminated by any act which terminates either the Distribution Agreement with us or the Service and Distribution Plan, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

     11. The provisions of the Distribution Agreement, insofar as they relate to the Plan, are incorporated herein by reference. This Agreement shall become effective upon execution and delivery hereof and shall continue in full force and effect as long as the continuance of the Plan and this related Agreement are approved at least annually by a vote of the trustees, including a majority of the Non-interested Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the address shown on the first page of this Agreement. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

     12. This Agreement shall be construed in accordance with the laws of the State of New York.

                                           FENIMORE SECURITIES, INC.

                                           By:
                                              ------------------------------



                                           Name:
                                                ----------------------------



                                           Title:
                                                 ---------------------------



                                           ACCEPTED:

                                           ---------------------------------
                                           Dealer's Name

                                           ---------------------------------
                                           Address

                                           By:
                                              ------------------------------



                                           Name:
                                                ----------------------------

                                           Title:
                                                 ---------------------------


                                           Dated:           , 200
                                                 ----------      --